THIRD AMENDMENT


     THIS THIRD AMENDMENT, dated as of August 20, 1999, to the Rights Agreement, dated as of July 12, 1989, as amended (the "Rights Agreement"), between United Water Resources Inc. (the "Company") and ChaseMellon Shareholder Services, LLC, as Rights Agent as successor to First Interstate Bank, Ltd. (the "Rights Agent").

     WHEREAS, the parties hereto are parties to the Rights Agreement.

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors deems it necessary and desirable and in the best interests of the Company and its shareholders to amend the Rights Agreement as set forth below; and

     WHEREAS, the parties hereto desire to amend the Rights Agreement, as provided herein,

     NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and in the Rights Agreement, the parties hereto agree as follows:

     1. The definition of "Acquiring Person" as set forth in Section 1(a) of the Rights Agreement is hereby amended by adding the following provision at the end of the first sentence thereto:

     ";provided, however, that Lyonnaise shall not be deemed an "Acquiring Person" as a result of the execution, delivery and performance of the Agreement and Plan of Merger (the "Merger Agreement") dated as of August 20, 1999, by and among Lyonnaise American Holding, Inc., Suez Lyonnaise des Eaux, LAH Acquisition Co. and the Company or the consummation of the transactions contemplated in the Merger Agreement.

     2. Section 13 of the Rights Agreement is hereby amended by adding the words "other than pursuant to the Merger Agreement," at the end of the introductory phrase "In the event that, directly or indirectly," of such clause.

     3. Notwithstanding anything in the Rights Agreement to the contrary, the Rights Agreement and all Rights shall expire at the "Effective Time" as defined in the Merger Agreement, a copy of which is annexed hereto as Annex A. The Company will use reasonable efforts to provide the Rights Agent with advance notice of the anticipated Effective Time.

     4. This Amendment shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to contracts to be made and performed entirely within such State, except that the rights, duties and obligation of the Rights Agent under this Amendment shall be governed by the laws of the State of New Jersey.

     5. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof.

     6. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts together constitute but one and the same instrument.

                  IN WITNESS WHEREOF, the Company and the Rights Agent have executed this First Amendment as of the date first above written.

                                       UNITED WATER RESOURCES INC.



                                       By:   /s/  Donald L. Correll
                                             --------------------------------
                                             Name:  Donald L. Correll
                                             Title: Chairman and
						    Chief Executive Officer
Attest:


/s/ Robert A. Gerber
-----------------------------
Name:  Robert A. Gerber
Title: Vice President Corporate Law



                                        CHASEMELLON SHAREHOLDER
                                         SERVICES LLC, as Rights Agent



                                        By:  /s/ Denise J. Melato
                                             --------------------------------
                                             Name:  Denise J. Melato
                                             Title: Vice President
Attest:

  /s/ Hollie Frankel
----------------------------
Name:  Hollie Frankel
Title: Relationship Manager